Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Heska Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1997 Stock Incentive Plan of Heska Corporation and subsidiaries of our report dated March 29, 2006, with respect to the consolidated balance sheets of Heska Corporation and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005 and related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 10-K of Heska Corporation and subsidiaries.

/s/ KPMG LLP

Denver, Colorado
March 29, 2006